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                 SPECIAL 1997 RESTRICTED INCENTIVE STOCK GRANT

                                   ARTICLE I

                                  DEFINITIONS

     Whenever used herein, the following terms shall have the meanings set forth below:

     SECTION 1.01. APPROVED RETIREMENT. Any termination of employment with the Corporation, with a Subsidiary, or a joint venture organization in which the Corporation has a substantial equity interest, after attainment of age 65 (except termination for cause) or any retirement before age 65 with the approval of the Board.

     SECTION 1.02   BOARD.  The Board of Directors of the Corporation.

     SECTION 1.03   COMMITTEE.  The Executive Compensation Committee of the
Board.

     SECTION 1.04. CORPORATION. Dresser Industries, Inc., a Delaware corporation.

     SECTION 1.05. DISABILITY OR DISABLED. (1) A physical or mental condition which, in the judgement of the Committee based on competent medical evidence satisfactory to the Committee, including, if required by the Committee, medical evidence obtained by an examination conducted by a physician selected by the Committee, renders an individual unable to engage in any substantial gainful activity for the Corporation, a Subsidiary, or a joint venture organization in which the Corporation has a substantial equity interest, and which impairment is likely to result in death or to be of long continued and indefinite duration, or (2) a judicial declaration of incompetence.

     SECTION 1.06. ELIGIBLE EMPLOYEES. Chairman and Chief Executive Officer, and President and Chief Operating Officer.

     SECTION 1.07. SPECIAL 1997 RESTRICTED INCENTIVE STOCK AWARD OR AWARD. A grant described in Article II of the Plan which is made by the Corporation and approved by the Committee under and pursuant to the Plan.

     SECTION 1.08. RESTRICTED STOCK. Shares of Stock issued pursuant to a Special 1997 Restricted Incentive Stock Award.

     SECTION 1.09.  STOCK.  The Common Stock, $0.25 par value, of the
Corporation.

     SECTION 1.10. SUBSIDIARY. A subsidiary of the Corporation or an unincorporated organization controlled, directly or indirectly, by either voting or equity control, by the Corporation, including subsidiaries or unincorporated organizations which may be created or acquired while the Plan is in effect.


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                                  ARTICLE II

                                    GENERAL

     SECTION 2.01. PURPOSE. The purpose of the Grant is to aid the Corporation in retaining and motivating management employees. This Grant encourages such employees to hold a proprietary interest in the Corporation's success and progress by granting to them shares of Stock in accordance with the terms and conditions set forth below.


                                  ARTICLE III

                               RESTRICTED STOCK

     The Committee grants a Special 1997 Restricted Incentive Stock Award of 30,000 shares to William E. Bradford, and 15,000 shares to Donald C. Vaughn. These Stock Awards shall contain the following terms, conditions and restrictions.

     SECTION 3.01. RIGHTS WITH RESPECT OF SHARES OF STOCK. From and after the date of issue or transfer of shares of stock awarded to a Participant, the Participant shall have absolute ownership of such Restricted shares, including the right to vote and receive dividends thereon, subject to the terms, conditions, and restrictions described herein.

     SECTION 3.02. RESTRICTIONS. Until the restrictions imposed on any Restricted Stock shall lapse, such shares

          (a) shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of, and

          (b) shall, if the Participant's continuous employment with the Corporation or any Subsidiary or any joint venture organization in which the Corporation has a substantial equity interest shall terminate for any reason, except as provided in Section 3.05, be returned to the Corporation forthwith, and all the rights of the Participant to such shares shall immediately terminate. If the Participant's interests in the Restricted Stock granted pursuant to a Restricted Incentive Stock Award shall be terminated, such Participant shall forthwith deliver or cause to be delivered to the Secretary or any Assistant Secretary of the Corporation the certificate(s), if any, previously delivered to the Participant for such shares of Stock accompanied by such endorsement(s) and/or instrument(s) of transfer as may be required by the Secretary or any Assistant Secretary of the Corporation.

     SECTION 3.03.  LAPSE OF RESTRICTIONS.  Except as set forth in Sections
3.05 and 3.06, the restrictions imposed on any Restricted Stock shall lapse on November 21, 1999.

     SECTION 3.04. TERMINATION OF EMPLOYMENT BY REASON OF DEATH, DISABILITY, OR APPROVED RETIREMENT. Any provisions of Section 3.03 to the contrary notwithstanding, if the

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employment of a Participant who has been in the continuous employment of a
Corporation since the date of grant of a Restricted Incentive Stock Award to such Participant shall be terminated as a result of Death, Disability, or Approved Retirement, then the restrictions imposed on any Restricted Incentive Stock Award shall lapse as to all shares of Restricted Stock issued to such Participant pursuant to such Restricted Incentive Stock Award on the date of such event.

     SECTION 3.05. CHANGE IN CONTROL. In the event of a Change in Control of the Corporation, all restrictions on outstanding Restricted Stock shall immediately lapse.

     For purposes of this Plan, a Change in Control shall occur if any of the following occurs.

          (a) any person (as defined in Sections 13(d) and 14(d) of the Exchange Act) shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 30% or more of the combined voting power of the Corporation's then outstanding securities.

          (b)  there shall be consummated:

               (i) any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation's Stock would be converted into cash, securities or other property, other than a merger of the Corporation in which the holders of the Corporation's Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or

               (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation.

          (c) the stockholders of the Corporation approve a plan or proposal for the liquidation or dissolution of the Corporation, or

          (d) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

Provided, however, that none of the foregoing events shall be deemed to be a Change in Control if the event or events shall have been determined by the affirmative vote of a least a majority of the members of the Board in office immediately prior to such event or events not to be a Change in Control for purposes of the Plan.

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     SECTION 3.06.  AGREEMENT BY PARTICIPANT REGARDING WITHHOLDING TAXES.  Each
Participant granted a Restricted Incentive Stock Award shall be subject to the following rules (as modified by the provisions of Section 3.08).

          (a) no later than the date as to which the restrictions imposed on any issued Restricted Stock shall lapse, such Participant must pay to the Corporation, any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock, and

          (b) the Corporation and its Subsidiaries shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withhold with respect to the Restricted Stock.

     SECTION 3.07.  ELECTION TO RECOGNIZE GROSS INCOME IN THE YEAR OF ISSUE.
If any Participant properly elects within thirty (30) days of the date of issuance of Restricted Stock, to include in gross income for federal income tax purposes an amount equal to the fair market value of the Restricted Stock, such Participant shall pay to the Corporation, in cash or by surrender of stock, any federal, state or local taxes required to be withheld with respect to such shares. If such Participant shall fail to make such payments, the Corporation and its Subsidiaries shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to Restricted Stock.

     SECTION 3.08. RESTRICTIVE LEGEND; CERTIFICATES MAY BE HELD IN CUSTODY. Each certificate evidencing Restricted Stock issued pursuant to a Restricted Incentive Stock Award shall bear an appropriate legend referring to the terms, conditions and restrictions described in the Plan. Any attempt to dispose of such shares of Stock in contravention of such terms, conditions and restrictions shall be invalid.